Exhibit 23(c)1








CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105815 and 333-121202 on Form S-3 of our reports dated February 28, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2003) and financial statement schedule of Georgia Power Company, appearing in this Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2004.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2005